Exhibit 8.1

[Letterhead of Jones Day]

April 13, 2006

USG Corporation

125 South Franklin Street

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to USG Corporation, a Delaware corporation (“USG”), in connection with its distribution of rights to subscribe for new shares of USG common stock as described in a prospectus included as part of a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date of this letter (the “Registration Statement”).

For purposes of rendering our opinion, we have reviewed the Registration Statement and such other documents and records as we have deemed necessary or appropriate. In addition, we have assumed that the rights will be distributed in the manner described in the Registration Statement, that the statements concerning the rights offering in the Registration Statement are true, correct and complete and that the representations made to us by USG in a letter dated the date hereof are true, correct and complete as of the date hereof. If any of these assumptions are untrue our opinion may be adversely affected and may not be relied upon.

Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and practices of the Internal Revenue Service and judicial decisions, in each case in effect on the date of this letter. These authorities are subject to change at any time, in some circumstances with retroactive effect, and we can provide no assurance as to the effect that any change may have on our opinion.

Based upon the foregoing, and subject to the limitations set forth in the Registration Statement, the statements in the Registration Statement under the heading “Certain U.S. Federal Income Tax Consequences,” to the extent they describe matters of law or express legal conclusions, are correct in all material respects.

We express no opinion as to any United States federal income tax consequences of the rights offering other than the matters discussed in the Registration Statement. We also express no opinion with respect to the tax consequences of the rights offering under any state, local or non-U.S. tax law. Our opinion takes into account laws and interpretations of laws as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of laws after that time.

An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to our opinion.

This opinion is furnished to you solely for use in connection with the rights offering and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to references to our firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jones Day